Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-84818 on Form S-4 and Registration Statement Nos. 333-06133, 333-06145, 333-42280, 333-81491, 333-90209, 333-88340, and 333-88342 on Form S-8 of our reports dated February 18, 2003, relating to the consolidated financial statements and financial statement schedule of Zomax Incorporated as of and for the year ended December 27, 2002, appearing in this Annual Report on Form 10-K of Zomax Incorporated for the year ended December 27, 2002.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota,
March 27, 2003